Exhibit 99.1
Central Vermont Public Service

NEWS RELEASE
For Immediate Release:  November 8, 2010
Central Vermont Reports 2010 Third Quarter Earnings

▪	Year-to-date earnings of $15.6 million, or $1.27 per diluted share, 30 cents lower than 2009

➢	$1.2 million increase in operating revenue
➢	$2.1 million increase in purchased power expense
➢	$1.7 million increase in other operating expenses (includes $3.6 million regulatory deferral)
➢	$2.7 million increase in equity in earnings of affiliates

▪	Third-quarter earnings of $10 million, or 79 cents per diluted share, 27 cents higher than 2009

➢	$3.6 million increase in operating revenue
➢	$3.4 million increase in purchased power expense
➢	$6.7 million decrease in other operating expenses (includes $3.6 million regulatory deferral)
➢	$1.0 million increase in equity in earnings of affiliates

▪	Earnings forecast for 2010 reaffirmed in the range of $1.50 to $1.60 per diluted share.

RUTLAND, VT - Central Vermont Public Service (NYSE: CV) reported consolidated earnings of $15.6 million, or $1.27 per diluted share of common stock, for the first nine months of 2010, compared to $18.6 million, or $1.57 per diluted share of common stock, for the same period in 2009.

CV reported third-quarter 2010 consolidated earnings of $10 million, or 79 cents per diluted share of common stock, compared to $6.2 million, or 52 cents per diluted share of common stock, for the same period last year.

“We continue to make steady progress on achieving our 2010 earnings guidance,” President Bob Young said.  “Although we had sustained storm activity throughout the year, unplanned costs of major storms are deferrable under our Alternative Regulation Plan so the impact of storms on earnings for the nine months is tempered.  We also saw a resurgence in retail demand in the third quarter due to warmer weather.”

“Based on year-to-date performance, we are reaffirming our earnings guidance range of $1.50 to $1.60 per diluted share for the year,” Young said.

Year-to-Date 2010 results compared to 2009
Operating revenues increased $1.2 million, including an $11.9 million increase in retail revenues, a $3.5 million increase in provision for rate refund and a $0.5 million increase in other operating revenue, largely offset by a $14.6 million decrease in resale revenue.  The increase in retail revenues primarily resulted from a 5.58 percent base rate increase, effective January 1, 2010 and $0.9 million recovery of 2008 major storm costs, in addition to a weather-related resurgence of retail load in the third quarter of 2010.  The provision for rate refund is primarily the net deferrals and refunds of over- or under-collections of power, production and transmission costs as required by the power cost adjustment clause within our alternative regulation plan.  This increase included the favorable impact of $2.3 million of net deferrals and refunds in 2010 vs. the unfavorable impact of $1.1 million of net deferrals and refunds in 2009.  Other operating revenues increased primarily due to higher levels of mutual aid performed for other utilities in 2010 and the sale of renewable energy credits.  Resale revenues decreased mostly due to lower 2010 contract prices associated with the sale of our excess energy, and a decrease in volumes sold due to the scheduled refueling outages at the Vermont Yankee plant and Millstone Unit #3.

Purchased power expense increased $2.1 million, including an $8.6 million increase in short-term purchases, due to higher retail load and higher replacement power requirements, largely offset by a $6.1 million decrease in purchases under long-term contracts, due to the extended scheduled refueling outage at the Vermont Yankee plant and lower capacity costs from Hydro-Quebec.

Other operating expenses increased $1.7 million, comprised principally of a $3.1 million increase in service restoration costs from a major storm in February 2010, a $1.1 million increase from a major storm in May 2010, and higher property taxes of $1.5 million.  In 2010, $2.5 million of major storm costs was deferred and included in the exogenous deferral described below.  Other operating expenses also included a $4.7 million decrease in transmission expenses, resulting from higher NOATT reimbursements, partially offset by higher rates from ISO-NE; lower regulatory amortizations of $1.2 million, mostly from the $3.6 million deferral of 2010 exogenous events recorded in the third quarter, partially offset by a $0.9 million increase for recovery of 2008 major storm costs and other regulatory amortizations; $1 million of lower reserves for uncollectible accounts, primarily due to a customer bankruptcy in 2009 and $1.1 million of higher employee benefit costs.  Operating income tax expense increased $0.9 million, mostly as a result of an unfavorable charge of $0.7 million required by the Patient Protection and Affordable Care Act, as modified by the Health Care and Education Reconciliation Act, in the first quarter of 2010.  The Act also eliminated the tax deduction in 2010.

Equity in earnings of affiliates increased $2.7 million, principally due to the $20.8 million investment that we made in Transco in December 2009.

Other income, net decreased $1.2 million, largely due to changes in the cash surrender value of variable life insurance policies included in our Rabbi Trust.

Third quarter 2010 results compared to 2009
Third quarter operating revenues increased $3.6 million for many of the same reasons described above.

Purchased power expense increased $3.4 million over the same period last year.  Short-term purchases increased $4 million due to higher retail load and higher replacement power requirements at higher market prices, and purchases under long-term contracts increased $0.3 million due to higher costs from Vermont Yankee.  Purchases from independent power producers decreased $0.9 million due to lower output, partially offset by higher average prices.

Other operating expenses decreased $6.7 million, due to the $3.6 million deferral of 2010 exogenous events and for the same reasons described above.

Equity in earnings of affiliates increased $1 million for the same reasons described above.

Other income, net decreased $0.3 million for the same reasons described above.

2010 Common Stock Issuance
On January 15, 2010, we filed a Prospectus Supplement with the SEC, noting that we entered into an equity distribution agreement that allowed us to issue up to $45 million of common equity under an at-the-market (“ATM”) continuous offering program.

Earnings per share for 2010 reflect the impact of our ATM program. From April to September 2010, CV issued 848,057 shares, yielding net proceeds of approximately $17.1 million.  The net proceeds of the offering were used for general corporate purposes, including capital expenditures and working capital requirements.  The common stock issuance decreased per-diluted-share earnings by 3 cents for the first nine months of 2010 and by 5 cents for the third quarter of 2010.  We expect to raise $30 million under this program in 2010.

2010 Earnings Guidance
CV reiterates that it expects annual 2010 earnings to be in the range of $1.50 to $1.60 per diluted share.  As part of the alternative regulation plan base rate filing approved by the Vermont Public Service Board last winter, the company’s allowed rate of return on its Vermont regulatory business is 9.59 percent for 2010, down from 9.77 percent for 2009.  Earnings guidance for 2011 will be released in the first quarter of 2011.

Webcast
CV will host an earnings teleconference and webcast on November 9, 2010, beginning at 2 p.m. Eastern Time.  At that time, CV President and CEO Robert Young and CV Chief Financial Officer Pamela Keefe will discuss the company’s financial results, as well as progress made toward achieving the company’s long-term strategy.

Interested parties may listen to the conference call live on the Internet by selecting the "CVPS Qtr 3 2010 Earnings Call" link on the "Investor Relations" section of the company’s website at www.cvps.com. An audio archive of the call will be available later that day at the same location or by dialing 1-877-660-6853 within the U.S. or internationally by dialing 1-201-612-7415 and entering Account 286 and Conference ID 357298.

About CV
CV is Vermont’s largest electric utility, serving approximately 159,000 customers statewide.  CV’s non-regulated subsidiary, Catamount Resources Corporation, sells and rents electric water heaters through a subsidiary, SmartEnergy Water Heating Services.

Form 10-Q
On Monday, November 8, 2010, the company filed its quarterly 2010 Form 10-Q with the Securities and Exchange Commission.  A copy of that report is available on our web site, www.cvps.com, under the "Investor Relations" section. Please refer to it for additional information regarding our condensed consolidated financial statements, results of operations, capital resources and liquidity.

Reconciliation of Earnings Per Diluted Share
	First Nine Months	Third Quarter
	2010 vs. 2009	2010 vs. 2009
2009 Earnings per diluted share	$1.57	$0.52

Year-over-Year Effects on Earnings:
Higher maintenance expenses	(0.25)	0.00
Higher other operating expenses (primarily regulatory amortizations)	(0.21)	(0.02)
Higher purchased power expense	(0.11)	(0.17)
Higher taxes other than income	(0.09)	(0.03)
Lower other income, net	(0.08)	(0.02)
Health Care Reform/Medicare Part D - Income tax impact	(0.06)	0.00
Common stock issuance (April to September 2010) - 848,057 additional shares	(0.03)	(0.05)
Lower transmission expenses	0.23	0.23
Regulatory deferral - exogenous costs	0.18	0.18
Higher equity in earnings of affiliates	0.13	0.06
Higher operating revenues	0.06	0.18
Other (various items)	(0.07)	(0.09)
2010 Earnings per diluted share	$1.27	$0.79

Note: For presentation purposes in the table above, the additional average shares from the 2010 stock issuance were excluded from the 12,545,987 average shares of common stock - diluted for the third quarter and the 12,140,191 average shares of common stock - diluted for the first nine months, in order to compute the individual EPS variances and to provide comparable information for 2010 vs. 2009. The additional shares were included in the total EPS calculations.

Forward-Looking Statements
Statements contained in this press release that are not historical fact are forward-looking statements intended to qualify for the safe-harbors from the liability established by the Private Securities Litigation Reform Act of 1995.  Statements made that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements.  Actual results will depend, among other things, upon the actions of regulators, performance of the Vermont Yankee nuclear power plant, effects of and changes in weather and economic conditions, volatility in wholesale electric markets, volatility in the financial markets, and our ability to maintain our current credit ratings.  These and other risk factors are detailed in CV's Securities and Exchange Commission filings.  CV cannot predict the outcome of any of these matters; accordingly, there can be no assurance that such indicated results will be realized. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this press release.  CV does not undertake any obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this press release.

Media Inquiries:	Steve Costello, Director of Public Affairs (802) 747-5427; e-mail: scostel@cvps.com (802) 742-3062 (pager)
Contact:	Pamela Keefe, Senior Vice President, Chief Financial Officer and Treasurer (802) 747-5435; e-mail: pkeefe@cvps.com

Central Vermont Public Service Corporation - Consolidated
Earnings Release
(dollars in thousands, except per share amounts)

	Three Months Ended September 30		Nine Months Ended September 30
Condensed income statement	2010	2009	2010	2009
Operating revenues:
Retail sales	$73,766	$68,067	$217,413	$205,532
Resale sales	8,299	10,188	26,622	41,252
Provision for rate refund	18	(27)	2,344	(1,128)
Other	3,309	3,563	9,957	9,489
Total operating revenues	85,392	81,791	256,336	255,145

Operating expenses:
Purchased power - affiliates and other	41,109	37,676	120,038	117,891
Other operating expenses	31,247	37,994	117,857	116,111
Income tax (benefit) expense	4,407	905	5,454	4,541
Total operating expense	76,763	76,575	243,349	238,543
Utility operating income	8,629	5,216	12,987	16,602

Other income:
Equity in earnings of affiliates	5,347	4,320	15,857	13,196
Other, net	491	774	334	1,508
Income tax expense	(1,631)	(1,186)	(4,934)	(4,008)
Total other income	4,207	3,908	11,257	10,696

Interest expense	2,846	2,924	8,607	8,729
Net income	9,990	6,200	15,637	18,569
Dividends declared on preferred stock	92	92	276	276
Earnings available for common stock	$9,898	$6,108	$15,361	$18,293

Per common share data
Earnings per share of common stock - basic	$0.79	$0.52	$1.27	$1.57
Earnings per share of common stock - diluted	$0.79	$0.52	$1.27	$1.57
Average shares of common stock outstanding - basic	12,516,488	11,679,133	12,109,796	11,647,626
Average shares of common stock outstanding - diluted	12,545,987	11,717,218	12,140,191	11,685,795

Dividends declared per share of common stock	$0.23	$0.23	$0.92	$0.92
Dividends paid per share of common stock	$0.23	$0.23	$0.69	$0.69

Supplemental financial statement data
Balance sheet
Investments in affiliates			$134,802	$107,459
Total assets			$646,297	$622,108
Common stock equity			$253,966	$228,619
Long-term debt (excluding current portions)			$158,300	$178,300
Cash Flows
Cash and cash equivalents at beginning of period			$2,069	$6,722
Cash provided by operating activities			38,042	33,326
Cash used for investing activities			(21,623)	(21,970)
Cash provided by financing activities			(14,543)	(7,802)
Cash and cash equivalents at end of period			$3,945	$10,276

Refer to our third-quarter 2010 Form 10-Q for additional information